Exhibit 99.1

News Announcement

NEXSTAR BROADCASTING ANNOUNCES PRICING OF $275 MILLION

OFFERING OF SENIOR NOTES

Irving, TX – September 17, 2013 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) announced today that its wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), has priced an offering of $275.0 million aggregate principal amount of 6.875% senior notes due 2020. The notes will have the same terms as, and are expected to be treated as a single class with, Nexstar Broadcasting’s $250.0 million in aggregate principal amount of 6.875% senior notes due 2020 issued on November 9, 2012. The sale of the notes is expected to be completed on or about October 1, 2013, subject to customary closing conditions.

The notes were priced at 100.250%, plus accrued interest from May 15, 2013. The notes will be senior unsecured obligations of Nexstar Broadcasting and will be guaranteed by the Company, Mission Broadcasting, Inc. (“Mission”) and all of Nexstar Broadcasting and Mission’s future domestic restricted subsidiaries on a senior unsecured basis. Nexstar Broadcasting intends to use the net proceeds from the proposed offering, together with the proceeds from a proposed incremental amendment to its and Mission’s existing senior secured credit facilities and cash on hand, to repurchase any and all of its and Mission’s outstanding 8.875% Senior Secured Second Lien Notes due 2017, to fund its and Mission’s proposed acquisition of five television stations in four markets from Citadel Communications, L.P. and Stainless Broadcasting, L.P., to pay related fees and expenses and for general corporate purposes.

The notes and the related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 72 television stations and 13 related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Me-TV, LATV, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and one independent station. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Assuming completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 96 television stations and related digital multicast signals reaching 51 markets or approximately 14.6% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concern, among other things, statements regarding our acquisition of television stations from Citadel Communications, L.P. and Stainless Broadcasting, L.P. and Nexstar Broadcasting’s issuance of the notes and the entry into an amendment to the senior secured bank facilities. These statements are based on management’s estimates and assumptions with respect to future events, which include uncertainty as to our ability to consummate the offering of the notes, failure to realize the anticipated benefits of the acquisition of television stations from Citadel Communications, L.P. and Stainless Broadcasting, L.P., including as a result of a delay in completing such acquisitions or a delay or difficulty in integrating such assets, the expected amount and timing of cost savings and operating synergies, current capital and debt market conditions, the Company’s ability to obtain new debt financing on acceptable terms, the anticipated terms of the notes, and the anticipated use of proceeds from the proposed offering, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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